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                                                                   EXHIBIT 10.10



                                     AMENDED
                          AGREEMENT AND PLAN OF MERGER
                                      AMONG
                                INTELISPAN, INC.
                             DEVISE ASSOCIATES, INC.
                                       AND
                          INTELISPAN ACQUISITION, INC.



         THIS AMENDED AGREEMENT AND PLAN OF MERGER (hereinafter called the "Agreement") is dated as of the 27th day of June, 2000, by and among Intelispan, INC. a Washington corporation ("Intelispan"), Devise Associates, Inc., a New York corporation ("Devise"), Intelispan Acquisition, Inc., a New York corporation ("Acquisition") and WILLIAM D. WARD ("Ward") and amends and restates the Agreement and Plan of Merger between such parties dated June 7, 2000. Unless new exhibits are attached hereto, the exhibits from the Agreement and Plan of Merger dated June 7, 2000 are incorporated as part of this Agreement.


                              W I T N E S S E T H:


         WHEREAS, Intelispan has formed Acquisition as a wholly-owned subsidiary in order to effectuate the Merger; and

         WHEREAS, Ward will own approximately 65% of the outstanding stock of Devise at Closing; and

         WHEREAS, the Boards of Directors of Intelispan and Devise deem it advisable and in the best interests of Intelispan and Devise and their respective stockholders that Acquisition merge with and into Devise pursuant to this Agreement and applicable provisions of the laws of the State of New York (such transaction being hereinafter called the "Merger"); and

         WHEREAS, the parties propose to enter into this Agreement and Plan of Merger which provides, among other things, for the conversion of each share of Devise common stock issued and outstanding immediately prior to the "Effective Date of the Merger" (as herein defined), into the "Merger Price" as determined in accordance with Section 6.01 of this Agreement; and

         WHEREAS, the Boards of Directors of Intelispan, Devise and Acquisition have approved and adopted this Agreement as a plan of merger under the applicable provisions of the corporate law of the state of New York; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a tax free reorganization within the meaning of Section 368(a) of the Code.
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         NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.01 The Merger, Effective Time and Conversion Ratio. Subject to
Article V of this Agreement, Articles of Merger shall be executed and acknowledged by each of Acquisition and Devise and delivered to the Secretary of State of the State of New York for filing as provided in Section 904 of the New York Business Corporation Law as of the "Closing Date" (as herein defined). The effective date of the Merger shall be the date the Articles of Merger or a Certificate of Merger shall have been duly filed with the Secretary of State of the State of New York and the Merger shall have become effective under New York law (the "Effective Date of the Merger"). On the Effective Date of the Merger, the separate existence of Acquisition shall cease and Acquisition shall be merged with and into Devise with Devise then becoming a wholly owned subsidiary of Intelispan. Intelispan agrees on the Effective Date of the Merger to pay the Merger Price as determined in accordance with Section 6.01 of this Agreement.

         1.02 Closing. Subject to the terms and conditions hereof, Intelispan, Devise and Acquisition shall communicate and consult with each other with respect to the fulfillment of the various conditions to their obligations under this Agreement. The exchange of the certificates, opinions and other documents contemplated in connection with the consummation of the Merger (the "Closing") shall take place at the offices of Devise Associates, 880 Third Avenue, New York, New York, on June 30, 2000 or such earlier or later date as may be agreed upon by Devise and Intelispan. Such date and time is herein sometimes referred to as the "Closing" or "Closing Date." In the event that at the Closing no party exercises any right it may have to terminate this Agreement and no condition to the obligations of the parties exists that has not been satisfied or waived, the parties shall (i) deliver to each other the certificates, opinions and other documents required to be delivered under this Agreement including, the Articles of Merger and (ii) at the Closing or as soon thereafter as possible, consummate the Merger by filing the Articles or Certificate of Merger with the Secretary of State of the State of New York.


                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF DEVISE AND WARD

         Devise and Ward do hereby jointly and severally represent and warrant to Intelispan and Acquisition as follows:

         2.01 Organization and Standing; Certificate and By-laws. Devise is a corporation duly organized and existing under, and by virtue of, the laws of the State of New York and is in good standing under such laws. Devise has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. Except as disclosed on Exhibit 2.01 attached hereto and made a part


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hereof, Devise is currently qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where the failure to be so qualified will not have a material adverse effect on Devise's business as now conducted. Devise has furnished Intelispan or its counsel with copies of its Certificate of Incorporation and by-laws, as amended. Said copies are true, correct and complete and contain all amendments through the date hereof.

         2.02 Corporate Power. Devise has all requisite legal and corporate power and authority to execute and deliver this Agreement, to carry out and perform its obligations under the terms of this Agreement and to consummate the transactions contemplated hereby.

         2.03 Financial Statements.

                  (a) Devise has previously furnished Intelispan true and complete copies of its financial statements for the years ended December 31, 1998, December 31, 1999 and the quarter ended March 31, 2000. Such financial statements were prepared by Devise for its own internal management purposes and were used for income tax purposes, but were not prepared in accordance with GAAP. Neither Devise nor Ward are aware of any material inaccuracies therein. For purposes of this Agreement, all financial statements of Devise shall be deemed to include any notes to such financial statements. The financial statements described in this Section 2.03 are hereinafter referred to as the "Financial Statements".

                  (b) Since December 31, 1999, there has not been, occurred or arisen (other than as disclosed on Exhibit 2.03(c) attached hereto and made a part hereof): (i) any material adverse change in the financial condition or in the operations of the business of Devise from that shown on the Financial Statements, or (ii) any event, condition or state of facts (other than the general state of the national economy) of any character which, to the best of the Knowledge of Devise, materially and adversely affects the results of operations, prospects, business or financial condition or properties of Devise.

         2.04 Capitalization. Upon the filing of an amendment to the Certificate of Incorporation of Devise, and immediately prior to the Closing, the authorized capital stock of Devise will consist of 200 shares of common stock, no par value (the "Devise Common Stock"), of which no more than 118.458 shares shall be issued and outstanding. No shares of preferred stock are authorized or are outstanding. As of the Closing, the outstanding shares of Devise Common Stock will be owned as set forth on Exhibit 2.04 attached hereto and made a part hereof. The outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. Devise does not have any stock option plan and has not reserved any shares of Devise Common Stock for future issuance. Except as set forth on Exhibit 2.04, no person has any option, warrant or other right to acquire any capital stock of Devise.

         2.05 Subsidiaries. Devise has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity. Devise's business is not dependent on Devise's relationship with any one or more other entities.

         2.06 Authorization and Enforceability.


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                  (a) All corporate action on the part of Devise, its directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement by Devise, and the performance of all of Devise's obligations hereunder will have been taken by Closing, subject to Devise's right not to close the transactions contemplated hereby if all conditions to closing are not satisfied as set forth in Section 5.02, or waived. This Agreement, as well as each of the other documents executed in conjunction with the Merger, when executed and delivered by Devise, shall constitute a valid and binding obligation of Devise, enforceable in accordance with its terms.

                  (b) Ward owns, and at all times between the date hereof and the Closing will own, a majority of the outstanding voting stock of Devise and Ward hereby agrees to vote all of his stock in Devise in favor of the Merger. The approval of the Merger by Ward as a shareholder of Devise is sufficient for the Merger to be implemented under New York law subject to either: (a) proper notice for a shareholder meeting or (b) written consent .

         2.07 No Undisclosed Liabilities. Except as set forth on Exhibit 2.07, Devise has no liabilities (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), except (a) obligations under Contracts described in Exhibit 2.13 or under Contracts that are not required to be disclosed thereon as a result of dollar thresholds therein; (b) liabilities provided for in the Financial Statements; (c) liabilities (other than accounts payable) incurred since the Financial Statements, in the ordinary course of business, the sum of which are, in the aggregate, no greater than $30,000; and (d) accounts payable in excess of those shown on the Financial Statements, that have been incurred in the ordinary course of business and the sum of which is, in the aggregate, not greater than $50,000 except as set forth on Exhibit 2.07(d). The total of all such liabilities as of the Closing Date shall not exceed the amount thereof as of December 31, 1999. Except as set forth on Exhibit 2.07, Devise is not in breach of any such liability. Unless specifically disclosed as a breach on Exhibit 2.07, disclosure of a Contract on Exhibit 2.13 shall not be indicative of a breach of any provision of such Contract.

         2.08 Absence of Certain Developments. Except as set forth in Exhibit
2.08 and since December 31, 1999:

                  (a) there has not been any Material Adverse Change nor has any event occurred which could reasonably be expected to result in any Material Adverse Change; or

                  (b) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of Devise having a replacement cost of more than $10,000 for any single loss or $50,000 for all such losses;

                  (c) there has not been any declaration, setting a record date, setting aside or authorizing the payment of, any dividend or other distribution in respect of any shares of capital stock of Devise or any repurchase, redemption or other acquisition by Devise, of any of the outstanding shares of capital stock or other securities of, or other ownership interest in, Devise, except as may be required in connection with an amendment to the Certificate of Incorporation


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of Devise to increase the shares of capital stock authorized for issuance, or except as otherwise disclosed in Exhibit 2.04;

                  (d) except as previously disclosed to Intelispan and represented on Schedule 2.04 to be effective at Closing, there will not have been any other transfer, issue, sale or other disposition by Devise of any shares of capital stock or other securities of Devise or any grant of options, warrants, calls or other rights to purchase or otherwise acquire shares of such capital stock or such other securities;

                  (e) except with respect to the hiring of new Employees in the ordinary course of business whose annual compensation in the aggregate is not greater than $100,000 (exclusive of benefits), Devise has not awarded or paid any bonuses to Employees nor has Devise entered into any employment, deferred compensation, severance or similar agreements (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of its directors, officers, Employees, agents or Representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, Employees, agents or Representatives, other than in the ordinary course of business consistent with past practice which increases in the aggregate do not exceed $50,000 in annual cost to Devise (other than bonuses paid to account managers that are based upon revenue from customers and are consistent with established past practices), and other than as may have been required by law or insurers. If the Closing occurs after June 15, 2000, any exceptions to the above-listed $50,000 cap must be approved by Intelispan and set forth on Exhibit 2.08(e) by Devise. Intelispan will not unreasonably delay or refuse to grant its approval to such exceptions;

                  (f) Devise has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Affiliate of Devise, other than for reimbursement of expenses in the ordinary course of business consistent with past practices;

                  (g) Devise has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

                  (h) Devise has not discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to Devise;

                  (i) Devise has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to Devise;


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                  (j) There has been no resignation or termination of employment of any key officer or employee of Devise, and neither Devise nor Ward knows of the impending resignation or termination of employment of any such officer or employee that would have a material adverse effect on Devise's business;

                  (k) There has not been any change, except in the ordinary course of business, in the contingent obligations of Devise, by way of guaranty, endorsement, indemnity, warranty or otherwise;

                  (l) Devise has not transferred or granted any rights under any contracts, leases, licenses, agreements or Intangible Property (as described in Section 2.12 hereof) used by Devise in its business which reasonably could be expected to result in a Material Adverse Change; and

                  (m) Devise has not made any binding commitment to make any capital expenditures or capital additions or betterments other than in the ordinary course of business that does not exceed $50,000 in the aggregate.

         2.09 Taxes.

                  (a) Devise has filed all Tax Returns (federal, state, county, local and foreign) required to be filed by it and all such returns are true and correct in all material respects. All Taxes shown to be due and payable on such returns, any assessments imposed, and to Devise's Knowledge all other Taxes due and payable by Devise on or before the Closing have been paid or will be paid prior to the time they become delinquent.

                  (b) Federal Income Tax Returns of Devise have not been audited by the Internal Revenue Service, and no controversy with respect to Taxes of any type is pending or, to the best of Devise's Knowledge, threatened.

                  (c) Neither Devise nor Ward have ever filed consent pursuant to Section 341 (f) of the Code relating to collapsible corporations.

                  (d) Neither Devise nor Ward have waived any statute of limitation in respect of Taxes nor agreed to any extension of time with respect to a Tax assessment or deficiency, except for extensions of the time for the filing of personal federal, state and city income tax returns by Ward pursuant to applicable provisions of Federal, New York State and city laws.

                  (e) Devise is and all times has been an "S" corporation and has properly and timely filed all forms, notices and other documents required to maintain such status.

                  (f) Devise is not a "United States real property holding corporation" within the meaning of Section 847(c)(2) of the Code.


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         2.10 Real Property.

                  (a) Devise does not own any real property.

                  (b) [Left blank].

                  (c) Exhibit 2.10(c) sets forth a complete list of all real property and interests in real property leased by Devise (each a "Real Property Lease," and collectively, the "Real Property Leases") as lessee or lessor. Each of the Real Property Leases is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no material default under any Real Property Lease by Devise or, to the best of Devise's Knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. Devise has made available to Intelispan true, correct and complete copies of the Real Property Leases, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder.

                  (d) To Devise's Knowledge, no previous or current party to any Real Property Lease has given notice of or made a claim with respect to any breach or default thereunder which would result in a Material Adverse Change to Devise. With respect to those Real Property Leases that were assigned or subleased to Devise by a third party, all necessary consents to such assignments or subleases have been obtained.

         2.11 Tangible Personal Property.

                  (a) Exhibit 2.11(a) sets forth all leases of personal property ("Personal Property Leases") involving annual payments in excess of $50,000 relating to personal property used in the business of Devise or to which Devise is a party or by which Devise or any of its respective properties or assets is bound. Devise has made available to Intelispan true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications, supplements or written side letters affecting the obligations of any party thereunder in any material respect.

                  (b) Each of the Personal Property Leases is in full force and effect and is valid, binding and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no material default under any Personal Property Lease by Devise or, to the best of Devise's Knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by Devise or, to the best of Devise's Knowledge, by any other party thereto.


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                  (c) No previous or current party to any such Personal Property
Lease has given notice of or made a claim with respect to any breach or default thereunder which would be material to Devise.

                  (d) With respect to those Personal Property Leases that were assigned or subleased to Devise by a third party, all necessary consents to such assignments or subleases have been obtained.

                  (e) Devise owns all of the material items of tangible personal property purportedly owned by it, free and clear of any and all Liens, except for Liens incurred in the ordinary course of business which would not be expected to impair Devise's use of such property in any material way. All such items of tangible personal property which, either individually or when aggregated with other similar items of equipment in the same class or which form part of an integrated system, and which are material to the operation of the business of Devise, are suitable for the purposes used for the operation of the business of Devise.

         2.12 Intangible Property.

                  (a) "Proprietary Rights" shall mean any and all of the following which have been or are used and/or owned by, and/or issued or licensed to Devise, along with all income, royalties, damages and payments due or payable at the Closing or thereafter, including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof, utility model registrations and applications; design registrations and applications; trademarks, service marks, trade dress, logos, trade names and corporate names together with all goodwill associated therewith, copyrights registered or unregistered and copyrightable works; mask works; and all registrations, applications, and renewals for any of the foregoing; trade secrets and confidential information (including without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and developmental information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); computer software and software systems (including, without limitation, data, databases, object code, source code, microcode and firmware and related documentation); other proprietary and intellectual property rights; licenses or other agreements including but not limited to those assigning, waiving or relating to rights of publicity, moral rights or neighboring rights to or from third parties; and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth on the Exhibit 2.12(b) attached hereto.

                  (b) Exhibit 2.12(b) sets forth a complete and correct list of
(i) all patents, trademark and servicemark registrations, copyright registrations and other Proprietary Rights registered by Devise as well as all pending applications therefor; (ii) all corporate names, trade names and unregistered trademarks used by Devise (to the extent not reflected on other schedules


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attached hereto) as its own marks; (iii) all material unregistered copyrightable works authorized by Devise, mask works, and material computer software owned or licensed by Devise (other than commercial software products generally available to users); and (iv) all other material licenses or similar agreements (including all licenses to use computer software) to which Devise is or just prior to Closing was a party either as licensee or licensor for the Proprietary Rights, in each case identifying the subject Proprietary Rights. Exhibit 2.12(b) also discloses all annual maintenance, royalty and other recurring fees or similar payments associated with or related to such Proprietary Rights.

                  (c) Except as set forth on Exhibit 2.12(c), (i) Devise owns and possesses all right, title and interest, free and clear of all Liens, in and to, and, to the best of Devise's Knowledge, has a valid and enforceable right to, each of the Proprietary Rights as described on Exhibit 2.12(b) other than the Proprietary Rights that Devise licenses from others, as to which Devise has a valid and enforceable right to use such licensed Proprietary Rights, and no claim by any third party contesting the validity, enforceability, use or ownership of any of the Proprietary Rights has been made, is currently outstanding or, to the best of Devise's Knowledge, is threatened, except for those which could not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Change; (ii) the Proprietary Rights comprise all material intellectual property rights which are currently being used by Devise or which are necessary for the operation of the business as currently conducted by Devise; (iii) no present or former shareholder, officer, director, agent or independent contractor of Devise owns or has any other right in or to, or has claimed any ownership or other right in or to, any Proprietary Rights which are necessary or desirable in connection with Devise's business, either as now conducted or as proposed to be conducted. (iv) no loss or expiration of any Proprietary Right or related group of Proprietary Rights is, to Devise's Knowledge, threatened, or is pending, except for those which could not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Change; (v) Devise has not received any notices of, nor is Devise aware of any facts which indicate a likelihood of any infringement or misappropriation by, or conflict with, any third party with respect to any of the Proprietary Rights including, without limitation, any demand or request by Devise that such third party license any of the Proprietary Rights from Devise or to Devise; (vi) Devise has not infringed, misappropriated or otherwise conflicted with any rights, including intellectual property rights, of any third parties, and there is no infringement, misappropriation or conflict by Devise of any third-party patent, trademark, copyright or other intellectual property right, or of any such infringement, misappropriation or conflict which shall occur as a result of the continued operation of the business by Devise, as currently conducted or as currently proposed to be conducted, and there is no demand or request from a third party that Devise take a license under any intellectual property right; and (vii) none of the Proprietary Rights owned by or licensed to Devise are, to the best of Devise's Knowledge, being infringed, misappropriated or contested by any third party.

                  (d) All of the Proprietary Rights are owned by, or properly assigned or licensed to, Devise or use thereof is otherwise authorized, except to the extent that the failure to be so owned, assigned, licensed or otherwise authorized could not reasonably be expected to, individually or in the aggregate, cause a Material Adverse Change. Devise has not disclosed, and is not aware of any disclosure by any other Person of, any of its trade secrets or confidential


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information to any third party other than pursuant to a written confidentiality agreement or disclosure to Devise's shareholders.

         2.13 Material Contracts.

                  (a) Except as set forth on Exhibit 2.13(a), neither Devise nor any of its respective properties or assets is a party to or bound by any (i) Contract not made in the ordinary course of business, or involving a commitment or payment in excess of $50,000 or any material agreement concerning Devise's Proprietary Rights; (ii) employment, consulting, non-competition, severance, "golden parachute" or indemnification Contract involving, individually or in the aggregate for one payee, annual payments of more than $75,000 (including, without limitation, in each case any Contract to which Devise is a party involving Employees of Devise); (iii) Contract among shareholders or granting a right of first refusal or for a partnership or a joint venture or for the acquisition, sale or lease of any assets (except in the ordinary course of business) or capital stock of Devise or any other Person or involving a sharing of profits; (iv) mortgage, pledge, conditional sales contract, security agreement, factoring agreement or other similar Contract with respect to any real or tangible personal property of Devise; (v) loan agreement, credit agreement, promissory note, guarantee, subordination agreement, letter of credit or any other similar type of Contract; (vi) Contract with any Governmental Body;
(vii) Contract with respect to the discharge, storage or removal of Hazardous Materials; or (viii) binding commitment or agreement to enter into any of the foregoing. Devise has delivered or otherwise made available to Intelispan true, correct and complete copies of the Contracts listed on Exhibit 2.13(a) (except as noted thereon), together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder.

                  (b) Except as otherwise disclosed on Exhibit 2.13(a), each of the Contracts listed on Exhibit 2.13(a) is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no material default under any Contract listed on Exhibit 2.13(a) by Devise or, to the best of Devise's Knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder.

                  (c) No previous or current party to any Contract set forth on
Exhibit 2.13(a) has given notice to Devise of or made a claim with respect to any breach or default thereunder which would be material to Devise and Devise is not aware of any current material notice of or claim of any such breach or default.

                  (d) With respect to the Contracts listed on Exhibit 2.13(a) that were assigned to Devise by a third party, all necessary consents to such assignment have been obtained.


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         2.14 Employee Benefits.

                  (a) Except as disclosed in Exhibit 2.14(a), Devise and each of its benefit programs are or will be, within the time permitted by law, in compliance with the provisions of ERISA and the Code applicable to it.

                  (b) Set forth on Exhibit 2.14(b) is a true and complete list of each: (i) Company Benefit Plan and (ii) Employee Agreement providing for annual compensation in excess of $75,000. Except as set forth on Exhibit 2.14(a) or Exhibit 2.14(b), Devise does not have any plan or commitment, whether legally binding or not, to establish any new Company Benefit Plan, to enter into any Employee Agreement or to modify or to terminate any Company Benefit Plan or Employee Agreement (except to the extent required by law or to conform any such Company Benefit Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Intelispan, or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to Employees.

                  (c) Devise (i) is in compliance with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to Employees, except where the failure to be in such compliance could not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Change; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrearages of wages or any taxes or any penalty for failure to comply with any of the foregoing; and
(iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

                  (d) Except as set forth on Exhibit 2.14(d), no benefits shall accrue, become payable, vest or accelerate as a result of this transaction under any Company Benefit Plan or Employee Agreement, including, but not limited to, the vesting of benefits under any "employee benefit plan" within the meaning of
Section 3(3) of ERISA, the acceleration of stock or stock related awards, or the payment of any amount under any Employee Agreement or Company Benefit Plan.

         2.15 Litigation. There are no Legal Proceedings pending or, to the best of Devise's Knowledge, threatened that question the validity of this Agreement or the documents to be executed in connection with this transaction or any action taken or to be taken by Devise in connection with the consummation of the transactions contemplated hereby. Exhibit 2.15 sets forth a true, correct and complete list of all Legal Proceedings pending or, to the best of Devise's Knowledge, threatened against or materially affecting Devise or any of its properties or assets (including Company Benefit Plans), at law or in equity and any material disputes between Devise and any Person of which Devise has notice. There is no outstanding or, to the best of Devise's Knowledge, threatened Order of any Governmental Body against, affecting or naming Devise or affecting any of its properties or assets that could be reasonably expected to have a Material Adverse Change.

         2.16 Compliance with Laws; Permits.

                  (a) Devise is and at all times has been in compliance with all Laws and Orders promulgated by any Governmental Body, excluding laws and orders subject to Section 2.17 below, applicable to Devise or to the conduct of the business or operations of Devise or the use of its properties (including any leased properties) and assets, except where the failure to be in such compliance could not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Change. Devise has not received, and does not know of the issuance of, any notices of violation or alleged violation of any such Law or Order by any Governmental Body.

                  (b) Devise has obtained all Permits necessary, excluding Permits subject to Section 2.17 below, for the conduct of its business as currently conducted, except where the failure to obtain a Permit could not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Change. Exhibit 2.16(b) lists all material Permits of Devise, excluding Permits subject to Section 2.17 below, obtained (or for which applications have been made for) from all Governmental Bodies, indicating, in each case, the expiration date thereof, which are required by the nature of the operations of Devise to permit the operation thereof in the manner in which they are currently conducted. Such Permits have been issued pursuant to valid applications by Devise to the appropriate Governmental Bodies made in compliance with all applicable Laws, and Devise has substantially complied with all conditions of such Permits applicable to it. No material default or violation, or event that with the lapse of time or giving of notice or both would become a material default or violation, has occurred in the due observance of any such Permit. All such Permits are in full force and effect without further consent or approval of any Person. Devise has not received any notice from any source to the effect that there is lacking any such Permit required in connection with the current operations of Devise. Devise has made all required filings with Governmental Bodies, except where the failure to make such filings could not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Change.

         2.17 Environmental Matters. (a) Except as set forth on Exhibit 2.17, the operations of Devise have been and, as of the Closing Date, will be in compliance with all Environmental Laws, and (b) Devise has not received (nor, to the best of Devise's Knowledge, has there been issued) any written communication, whether from a Governmental Body, citizens' group, Employee or any other Person, that alleges that Devise is not in compliance with any Environmental Law or Environmental Permit.

         2.18 Accounts Receivable. The accounts receivable of Devise as set forth on the Financial Statements (net of up to $25,000 in bad debt ) or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods or performance of services in the ordinary course of business consistent with past practice; and to Devise's Knowledge, are not subject to any valid defenses, set-offs, counterclaims or returns.

         2.19 Inventory. Devise has less than $10,000 in inventory, excluding any changes required by the current audit in the characterization of the Computer Associates' Power Units.

         2.20 Vendors and Strategic Partners. Except as set forth on Exhibit 2.20, during the six (6) months prior to the Effective Date, Devise has not received any notice or other communications (written or oral) from any of Devise's material vendors or strategic partners terminating or reducing in any material respect, or setting forth an intention to terminate or reduce in any material respect in the future, or otherwise reflecting a Material Adverse Change in, the business relationship between a material vendor or strategic partner and Devise, where such change would be likely to result in a Material Adverse Change to Devise's business. If such notice or communication is oral, it must have been made by an officer of such vendor or strategic partner to an officer of Devise. To Devise's Knowledge, there does not exist any actual event or other business condition of any character whatsoever, including the loss of any material vendor or strategic partner, that is likely to result in a Material Adverse Change to Devise's business. To Devise's Knowledge, the consummation of the transactions contemplated hereunder will not have any adverse effect on the business relationship of Devise with any material vendor or strategic partner.

         2.21 Suppliers and Customers.

                  (a) Except as set forth on Exhibit 2.21(a), during the six (6) months prior to the Effective Date, Devise has not received any notice or other communications (written or oral) from any of the Material Customers or Material Suppliers of Devise (as those terms are defined herein) terminating or reducing in any material respect, or setting forth an intention to terminate or reduce in any material respect in the future, or otherwise reflecting a Material Adverse Change in, the business relationship between a Material Customer or Material Supplier and Devise, where such change would be likely to result in a Material Adverse Change to Devise's business. If such notice or communication is oral, it must have been made by an officer of such Material Customer or Material Supplier to an officer of Devise. To Devise's Knowledge, there does not exist any actual event or other business condition of any character whatsoever, including the loss of any Material Customer or Material Supplier, that is likely to result in a Material Adverse Change to Devise's business. To Devise's Knowledge, the consummation of the transactions contemplated hereunder will not have any adverse effect on the business relationship of Devise with any Material Supplier or Material Customer.

                  (b) For purposes of this Agreement:

                           (i) "Material Customer" shall mean Devise's top ten
(10) customers during the twelve (12) month period ended March 31, 2000, based upon total dollars invoiced in such period. The Material Customers for such period are listed on Exhibit 2.21(b)(i); and

                           (ii) "Material Supplier" shall mean Devise's top ten
(10) suppliers or vendors during the twelve (12) month period ended March 31, 2000, based upon total dollars spent in such period. The Material Suppliers for such period are listed on Exhibit 2.21(b)(ii).

         2.22 Investment Company. Devise's only investments are through the CMA managed by Merrill Lynch.

         2.23 Transactions with Affiliates. Except as set forth on Exhibit 2.23, other than payment of normal compensation for employment services, Devise has not made any payment to, or received any payment from, or made or received any investment in, or entered into any transaction with, any Affiliate, including without limitation, the purchase, sale or exchange of property or the rendering of any service.

         2.24 Financial Advisors. Except as disclosed on Exhibit 2.24, no agent, broker, investment banker, finder, financial advisor or other person acting on behalf of Devise or any of its shareholders is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Devise. Intelispan shall be responsible for payment of any fees to Stanford Keene in connection with the Merger.

         2.25 Insurance. Exhibit 2.25 lists all insurance policies carried by Devise covering its properties and business. In the reasonable opinion of Devise's management, such insurance insures against such losses and risks as are adequate in accordance with customary industry practice to protect Devise and its business. Devise is not in material default with respect to its obligations under any insurance policy maintained by it.

         2.26 Improper Actions. Devise, and to the best of Devise's Knowledge, any of its officers, directors, partners, Employees, agents or Affiliates or any other person acting on behalf of Devise has not, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, official or employee of any Governmental Body, Governmental Body or any political party or candidate for office (domestic or foreign) or other person who was, is or may be in a position to help or hinder the business of Devise (or assist Devise in connection with any actual or proposed transaction) which would be reasonably expected to (i) subject Devise, or any other individual or entity to any damage or penalty in any Legal Proceeding, (ii) if not given in the past, cause a Material Adverse Change or (iii) if not continued in the future, cause a Material Adverse Change.

         2.27 Year 2000 Compliance. Except as set forth on Exhibit 2.27 attached hereto and made a part hereof, Devise has not encountered any material Year 2000 problems in the course of its operations.

         2.28 Consents and Approvals. Devise will use its best efforts to obtain, by the Closing Date, in form and substance reasonably acceptable to Intelispan, the waiver, consent and approval (i) of all persons or entities whose waiver, consent or approval is required and material for Devise to consummate its obligations with respect to the transactions contemplated by this Agreement; (ii) of any person or entity which is required by any material agreement, lease, instrument, arrangement, judgment, decree, order or license to which Devise is a party or subject as of the Closing Date, and which would prohibit such transactions, or require the waiver, consent or approval of any person to such transactions; or (iii) of any person or entity under any material agreement, lease, instrument, arrangement, judgment, decree, order or license under which, without such waiver, consent or approval, such transactions would constitute an occurrence of a breach or a default, result in the acceleration of any material obligation thereunder, or give rise to a right of any party thereto to terminate its obligations thereunder.

         2.29 Compliance with Other Instruments, None Burdensome, etc. Devise is not in violation of any term of its Certificate of Incorporation or By-laws where such violation would materially and adversely affect Devise. The execution, delivery and performance of and compliance with this Agreement have not resulted and will not result in any violation of, or conflict with, or constitute a default under, Devise's Certificate of Incorporation or By-laws or, in any material respect, any of its agreements or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Devise.

         2.30 Bankruptcy. Neither Devise nor any entities affiliated with Devise, nor Ward, has filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof; made any general assignment for the benefit of creditors; or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding which has not been discharged prior to the date hereof. Devise has not received any notice from a Material Customer or Material Supplier that they have filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, where such proceedings would be likely to result in a Material Adverse Change to Devise.

         2.31 [Left blank].

         2.32 No Impending Material Adverse Change. Devise does not have any Knowledge of any impending material loss of business or of any other condition, the occurrence of which might have a material adverse effect on the business, financial condition or prospects of Devise.

         2.33 Disclosure; Survival. To the best Knowledge of Devise and Ward, this Agreement, the Financial Statements and Exhibits provided in connection with this Agreement, taken as a whole, do not contain any untrue statement of material fact, fairly represent the business, properties, assets, and condition, financial or otherwise, of Devise in all material respects, and do not fail to state a material fact necessary in order to make the statements contained therein and herein, when taken as a whole, not misleading. To the best Knowledge of Devise and Ward, there is no fact which has not been disclosed to Intelispan of which Devise is aware and which materially adversely affects or could reasonably be anticipated to materially adversely affect the business, financial condition, operating results, earnings, assets, customer, supplier, Employee or sales representative relations or business prospects of Devise other than general market conditions (the "Undisclosed Material Facts Warranty"). All representations, warranties, covenants and agreements of Devise and Ward set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby as set forth in
Article X.

The foregoing provisions of this Section 2.33, except for the Undisclosed Material Facts Warranty, are qualified by Intelispan's warranty that the information provided by Devise which is set forth in this Agreement, the exhibits hereto and any information provided to Intelispan by Devise and Ward during diligence related to this merger, comprises all of the information which is material to Intelispan and to its decision as to whether or not to enter into this agreement, and that Intelispan has diligently reviewed all such information and to the best of Intelispan's Knowledge, there are not any unwaived material false or misleading statements in or omissions from such information regarding Devise.

                                   ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF INTELISPAN AND ACQUISITION

       Intelispan and Acquisition represent and warrant to Devise and Ward as follows:

         3.01 Organization, etc. Each of Intelispan and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the states of Washington and New York, respectively. Each of Intelispan and Acquisition has the corporate power to own its property and to carry on its business as now being conducted; each of Intelispan and Acquisition has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Intelispan and Acquisition are currently qualified to do business as foreign corporations in each jurisdiction in which such qualification is required, except where the failure to be so qualified will not have a material adverse effect on Intelispan's or Acquisition's business as now conducted.


         3.02 Authorization, Execution and Delivery of Agreement. The execution and delivery and the performance of this Agreement by Intelispan and Acquisition have been duly and validly authorized and approved by the Board of Directors of each of Intelispan and Acquisition, and subject to Intelispan's right not to close the transactions contemplated hereby if all conditions to closing are not satisfied, each of Intelispan and Acquisition has taken, or will use reasonable efforts to take prior to the Effective Date of the Merger, all other action required by law on the part of Intelispan and Acquisition, its respective Articles of Incorporation and bylaws or otherwise to effect the transactions contemplated by this Agreement. This Agreement, as well as each of the other documents executed in conjunction with the Merger, when executed and delivered by Intelispan and Acquisition, shall constitute a valid and binding obligation each of Intelispan and Acquisition, enforceable in accordance with its terms.

         3.03 SEC Disclosures. Intelispan has previously furnished Devise true and complete copies of the following documents which have been filed by Intelispan with the SEC pursuant to Sections 13(a), 14(a), (b) or (c) or 15(d) of the Exchange Act (such documents are hereinafter collectively called the "Intelispan SEC Filings"): Intelispan's SB-2 Registration Statement filed with the SEC on May 3, 2000 and ordered effective by the SEC on May 15, 2000. At the time of filing with the SEC, the Intelispan SEC Filings were prepared in all material respects in accordance with the applicable requirements of the Exchange Act, and the rules and regulations thereunder. Intelispan shall continue to timely and properly file all additional documents required by the SEC and related securities acts, and shall promptly supply Devise and Ward with copies of such documents.

         3.04 Capitalization of Acquisition; Status of Intelispan Common Stock. Acquisition's capital stock consists of 1000 shares of common stock, $0.01 par value per share, of which 500 shares are issued and outstanding, and no shares of preferred stock. All shares of Intelispan's common stock, $0.0001 par value per share ("Intelispan Common Stock"), when issued to the stockholders of Devise pursuant to this Agreement, will be duly and validly authorized and issued, fully paid and nonassessable.

         3.05 Absence of Certain Developments. Except as set forth in Intelispan's SB-2 Registration Statement and supplements thereto, since January 31, 2000, there has not been any Material Adverse Change in the business of Intelispan nor has any event occurred which could reasonably be expected to result in any Material Adverse Change.

         3.06 Compliance with Laws; Permits.

                  (a) Intelispan is and at all times has been in compliance with all Laws and Orders promulgated by any Governmental Body applicable to Intelispan or to the conduct of the business or operations of Intelispan or the use of its properties (including any leased properties) and assets, except where the failure to be in such compliance could not reasonably be expected, individually or in the aggregate, to cause a material adverse change to Intelispan. Intelispan has not received, and does not know of the issuance of, any notices of violation or alleged violation of any such Law or Order by any Governmental Body.

                  (b) Intelispan has obtained all Permits necessary for the conduct of its business as currently conducted, except where the failure to obtain a Permit could not reasonably be expected, individually or in the aggregate, to cause a material adverse change. Such Permits have been issued pursuant to valid applications by Intelispan to the appropriate Governmental Bodies made in compliance with all applicable Laws, and Intelispan has substantially complied with all conditions of such Permits applicable to it. No material default or violation, or event that with the lapse of time or giving of notice or both would become a material default or violation, has occurred in the due observance of any such Permit. All such Permits are in full force and effect without further consent or approval of any Person. Intelispan has not received any notice from any source to the effect that there is lacking any such Permit required in connection with the current operations of Intelispan. Intelispan has made all required filings with Governmental Bodies, except where the failure to make such filings could not reasonably be expected, individually or in the aggregate, to cause a material adverse change.

         3.07 Investment Company. Intelispan is not an investment management company within the meaning of the Investment Company Act of 1940, as amended.

         3.08 Improper Actions. Intelispan, and to the best of Intelispan's Knowledge, any of its officers, directors, partners, Employees, agents or Affiliates or any other person acting on behalf of Intelispan has not, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, official or employee of any Governmental Body, Governmental Body or any political party or candidate for office (domestic or foreign) or other person who was, is or may be in a position to help or hinder the business of Intelispan (or assist Intelispan in connection with any actual or proposed transaction) which would be reasonably expected to (i) subject Intelispan, or any other individual or entity to any damage or penalty in any Legal Proceeding,
(ii) if not given in the past, cause a Material Adverse Change or (iii) if not continued in the future, cause a Material Adverse Change.

         3.09 Compliance with Other Instruments, None Burdensome, etc. Intelispan is not in violation of any term of its Certificate of Incorporation or By-laws, or, in any material respect, of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decrees, and is not in violation of any order, statute, rule or regulation applicable to Intelispan where such violation would materially and adversely affect Intelispan. The execution, delivery and performance of and compliance with this Agreement have not resulted and will not result in any violation of, or conflict with, or constitute a default under, Intelispan's Certificate of Incorporation or By-laws or, in any material respect, any of its agreements or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Intelispan; and there is no such violation or default which materially and adversely affects the business of Intelispan or any of its properties or assets.

         3.10 Bankruptcy. Neither Intelispan nor any entities affiliated with Intelispan have filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof; made any general assignment for the benefit of creditors; or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding which has not been discharged prior to the date hereof. Intelispan has not received any notice from any of its material customers or material suppliers that they have filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, where such proceedings would be likely to result in a Material Adverse Change to Intelispan.

         3.11 No Impending Material Adverse Change. Intelispan does not have any Knowledge of any impending material loss of business or of any other condition, the occurrence of which might cause a material adverse change on the business, financial condition or prospects of Intelispan that have not been previously disclosed in its SEC filings and delivered to Devise and Ward.

         3.12 Disclosure; Survival. This Agreement and the SB-2 registration statement and other SEC filed documents provided to Ward and Devise in connection with this Agreement, taken as a whole, do not contain any untrue statement of material fact, fairly represent the business, properties, assets, and condition, financial or otherwise, of Intelispan in all material respects, and do not fail to state a material fact necessary in order to make the statements contained therein and herein, when taken as a whole, not misleading. To the best Knowledge of Intelispan, there is no fact which has not been disclosed to Devise of which Intelispan is aware and which materially adversely affects or could reasonably be anticipated to materially adversely affect the business, financial condition, operating results, earnings, assets, customer, supplier, Employee or sales representative relations or business prospects of Intelispan other than general market conditions. All representations, warranties, covenants and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. (Intelispan reserve comments comment on this change based on outcome of section 2.33).

                                   ARTICLE IV

              COVENANTS AND TRANSACTIONS PRIOR TO THE CLOSING DATE

         4.01. Investigations; Operation of Business of Devise. Between the date of this Agreement and the Effective Date of the Merger:

                  (a) Devise agrees to continue to give to Intelispan full access to all the premises and books and records of Devise, and to cause its officers to furnish Intelispan with such financial and operating data and other information with respect to its business and properties as Intelispan shall from time to time reasonably request; provided, however, that any such investigation shall not affect any of the representations, warranties or covenants of Devise hereunder except as set forth in Article X. Devise shall cooperate with independent auditors selected by Intelispan in the preparation of audited financial statements as required by Section 5.01(d). In the event of termination of this Agreement, Intelispan will return to Devise or destroy any and all financial statements, agreements, documents or memoranda relating to Devise that Intelispan has obtained or prepared in connection with its review of Devise and its operations and Intelispan agrees that any information relating to Devise, its financial condition, business, operations and prospects is strictly confidential and shall not be disclosed to any third party or used by Intelispan for its benefit or the benefit of any other person. Intelispan shall have the right to have a representative present at all meetings of the Board of Directors of Devise (the "Intelispan Observation Rights") and there shall be no meeting of the Board of Directors of Devise unless (i) a representative of Intelispan shall be present in person or by conference telephone call, or (ii) Intelispan shall have been given notice in accordance with the by-laws of Devise with respect to such meeting; provided, however, that failure of Devise to comply with the terms of this Paragraph shall not affect the validity of action taken by Devise's Board of Directors. In addition, Intelispan shall have the right to review any consent resolutions of Devise's Board of Directors prior to the signing of such resolutions. Exercise of the Intelispan Observation Rights shall not be, and shall not be construed as being, participation by Intelispan on the Board of Directors of Devise.

                  (b) Devise will, to the extent required for continued operation of its business without impairment, use its reasonable best efforts to preserve substantially intact the business organization of Devise, to keep available the services of the present officers and employees of Devise, and to preserve the present relationships of Devise with persons having significant business relations therewith such as suppliers, customers, brokers, agents or otherwise.

                  (c) Devise will conduct its businesses in a manner consistent with the current operation of its business and only in the ordinary course and, by way of amplification and not limitation, Devise will not without the prior written consent of Intelispan (excluding annual employee salary reviews and employee quarterly bonuses, consistent with past practices and disclosure to Intelispan): (i) issue any capital stock, or (ii) declare, set aside or pay any dividend or distribution with respect to the capital stock of Devise, or (iii) directly or indirectly redeem, purchase or otherwise acquire any capital stock of Devise, or (iv) effect a split or reclassification of any capital stock of Devise or a recapitalization of Devise other than the reverse split / rollback of shares previously disclosed to Intelispan, or (v) change the Articles of Incorporation or By-laws of Devise, or (vi) grant any increase in the compensation payable or to become payable by Devise to officers or salaried employees of Devise or grant any increase regardless of amount, in any bonus, insurance, pension or other benefit plan, program, payment or arrangement made to, for or with any officers or employees, or (vii) adopt any employee benefit plans including but not limited to stock option plans, or (viii) borrow or agree to borrow any funds or guarantee or agree to guarantee the obligations of others, or (ix) make any capital improvement, purchase of equipment or furnishings or lease of any property involving an aggregate expenditure in excess of $50,000, or (x) transfer, pledge, hypothecate or otherwise dispose of any assets having a book or market value, whichever is greater, in excess of $50,000, other than sales of inventory in the ordinary course of business, or
(xi) acquire direct or indirect ownership or control of voting shares of any other corporation, or of any interest in any partnership, joint venture, association or similar organization, or (xii) waive any rights of substantial value, or (xiii) enter into any material agreement, contract or commitment calling for aggregate payments in excess of $50,000 over the life of the contract or extending for more than twelve (12) months, or more than one such agreement which in the aggregate call for payments totaling in excess of $75,000; or (xiv) acquire a fee interest in any real property.

                  (d) Devise will pay and discharge all taxes, assessments and governmental charges lawfully imposed upon it, or upon any of its property, or upon the income and profits thereof to the extent such taxes, assessments and governmental charges are due and payable on or before the Closing Date.

                  (e) Devise will maintain its existence as a corporation in good standing under the laws of the State of New York and other states in which Devise operates and the United States and comply in all material respects with all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to its business or its properties, except while contesting the validity of any of the foregoing in good faith and by appropriate proceedings.

                  (f) Devise will notify Intelispan in writing within five (5) days of the commencement of any litigation against Devise, or against any stockholder of Devise, or of the existence of any adverse business conditions threatening the continued, normal business operations of Devise.

                  (g) Devise shall at all times maintain, preserve and keep its properties in good repair, working order and condition in all material respects so that the business carried on in connection therewith may be properly and advantageously conducted.

                  (h) Devise will make every reasonable effort to fulfill its contractual obligations, and to maintain in effect its insurance.

                  (i) Other than annual employee salary reviews and employee quarterly bonuses, consistent with past practices and disclosed to Intelispan, Devise will not enter into or institute any employment contract, employee policy manual, deferred compensation, non-competition, bonus, stock option, profit-sharing, pension, retirement, consultation after retirement, payments upon retirement, incentive, extraordinary vacation accrual, education payment or benefit, disability insurance (including medical, travel, group life or other similar insurance plans) agreement, plan or arrangement or any other similar arrangement or plan, or, except as required by applicable law or regulation, renew, amend, modify or terminate any such arrangement or plan now in existence.

                  (j) Devise will not enter into any agreement, understanding or commitment, written or oral, with any other person which would be a breach of the obligations of Devise arising under this Agreement.

                  (k) Devise will not make any loan, advance or commitment to extend credit to any of the directors, officers or any affiliated or related persons of the directors or officers of Devise; renew any outstanding loan or any outstanding commitment to extend credit to any directors, officers or any affiliated or related persons of the directors or officers of Devise; increase any outstanding loan to any of the directors, officers of any affiliated or related persons of the directors or officers of Devise; or enter into any agreement, understanding or commitment, written or oral, which obligates Devise or its successors or assigns to make any loan or advance or payment to any of the directors or officers or to any affiliated or related persons of any of the directors or officers of Devise.

         4.02. Devise Shareholder Approval. Devise agrees to submit this Agreement to its shareholders for approval, by shareholder written consent as provided by law and its Certificate of Incorporation, prior to the Closing Date. Ward shall not dispose of his shares of Devise Common Stock other than listed on
Schedule 2.04 and shall vote his shares in favor of the Merger.

         4.03 No Solicitation. From and after the date hereof, and lasting until the effective date of termination as provided in Section 5.03, Devise and Ward shall not, and shall use their reasonable best efforts not to permit, any of the Devise officers, directors, employees, attorneys, financial advisors, agents or other representatives to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any Acquisition Proposal from any person, or engage in or continue discussions or negotiations relating thereto. As used in this Agreement, an "Acquisition Proposal" shall mean any proposal or offer, or any expression of interest by any third party relating to Devise's willingness or ability to receive or discuss a proposal or offer, in each case made prior to the stockholder vote at the Devise Special Meeting, other than a proposal or offer by Intelispan or any of its Subsidiaries, for a merger, consolidation or other business combination involving, or any purchase of, all or substantially all of the assets of Devise or a majority in interest of the voting securities of Devise.

         4.04 No Granting of Options. Prior to the Closing Date, Devise will not, without the prior written consent of Intelispan, issue any shares or grant any options, warrants or other rights to purchase or otherwise acquire any shares of its capital stock or issue any securities convertible into shares of its capital stock or to accelerate the vesting of any such option, warrant or right, other than as specified in Section 2.04.

         4.05 Restricted Intelispan Common Stock. Devise will deliver to Intelispan not later than one business day before the Effective Date of the Merger a schedule listing all Devise shareholders and the amounts of shares held by each, for the purpose of permitting Intelispan to imprint appropriate legends on the certificates representing the shares of Intelispan Common Stock to be issued pursuant to the Merger to Devise shareholders. Such schedule shall also include a list of securities holders that have the right to convert their securities into common stock of Devise on or prior to the Effective Date.

         4.06 Consents. Devise and Intelispan shall each use its reasonable best efforts to obtain the consent or approval of each person whose consent or approval shall be required in order to permit the respective party to consummate the Merger without acceleration of indebtedness of such party or without breaching any contract to which it is subject. Devise may not, without Intelispan's prior written consent, pay or agree to pay more than a mutually agreed amount to obtain any such consent.

         4.07 Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of Intelispan and Devise agrees to use its respective reasonable best efforts to take, or cause to be taken, and to assist and cooperate with the other party hereto in doing, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement, including, without limitation, using such reasonable best efforts to obtain any necessary actions, waivers, consents and approvals from governmental agencies.

         4.08 Governmental Reports. Between the date of this Agreement and the Closing Date, Devise and Intelispan shall furnish or make available to the other any and all reports, not heretofore delivered under this Agreement or which are filed subsequent to the date of this Agreement, to any state or federal government, agency or department.

         4.09 SEC Filings. Intelispan shall comply with all applicable securities laws and regulations and shall provide Devise with all reports and other filings it makes with the SEC under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, from the date of this Agreement to the Closing Date.

         4.10 Fees and Expenses.

                  (a) All fees and expenses incurred in connection with the Merger and the other transactions contemplated hereby incurred by Intelispan shall be paid by Intelispan, whether or not the Merger is consummated. Intelispan shall be responsible for payment of any fees to Stanford Keene in connection with the Merger.

                  (b) All fees and expenses incurred in connection with the Merger and the other transactions contemplated hereby incurred by Devise or its shareholders shall be paid by the shareholders of Devise, whether or not the Merger is consummated.

         4.11 Credit Facility. The net difference between the total draws and the security on the Merrill Lynch credit facility shall not exceed $400,000 provided that any amount in excess of $300,000 shall be disclosed in writing to Intelispan.


                                    ARTICLE V

                   CONDITIONS OF MERGER; ABANDONMENT OF MERGER

         5.01 Conditions of Obligations of Intelispan. The obligations of Intelispan to effect the Merger shall be subject to the following conditions:

                  (a) Devise Shareholder and Board of Directors Approvals. Devise shall have furnished Intelispan with (i) evidence that the shareholders of Devise shall have approved the Merger, (ii) certified copies of resolutions duly adopted by the Board of Directors of Devise authorizing all necessary and proper corporate action to enable Devise to comply with the terms of this Agreement and approving the execution and delivery to Intelispan of this Agreement; and (iii) an Incumbency Certificate for the appropriate officers of Devise.

                  (b) Representations and Warranties of Devise and Ward to be True. Except to the extent waived hereunder, (i) the representations and warranties of Devise and Ward herein contained shall be true on the Closing Date with the same effect as though made at such time as if none of such representations and warranties contained any qualifications as to materiality or the absence of a Material Adverse Change; provided, however, that notwithstanding the foregoing, this condition shall be deemed to be satisfied if all breaches of such representations and warranties, do not cumulatively constitute a Material Adverse Change; and (ii) Devise shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Date of the Merger. Devise shall also have delivered to Intelispan a certificate of Devise, dated the Effective Date of the Merger and signed by Ward (and its President if other than Ward) to both of the aforementioned effects. Notwithstanding the foregoing, Intelispan shall not rely on this Section 5.01(b) to excuse its performance hereunder unless: (i) Intelispan shall have given Devise written notice of any breach of covenants and Devise fails to cure such breach within a reasonable time (but not more than ten days) after receipt of such notice, and (ii) the breach of representations, warranties or covenants will constitute a Material Adverse Change with respect to Devise.

                  (c) Third Party Consents. Devise shall have obtained consents to the transactions contemplated by this Agreement to the extent required from persons which are parties to material contracts with Devise except to the extent the failure to obtain one or more consents would not cause a Material Adverse Change to Devise.

                  (d) Audit of Devise. Devise shall have delivered to Intelispan audited financial statements for the fiscal years ended December 31, 1998, December 31, 1999, and for any other periods required for SEC purposes. Devise shall also deliver financial statements for the quarter ended March 31, 2000 that have been reviewed under SAS 71. The auditors selected to perform such work shall be Arthur Andersen, LLP. Such audited financial statements may be materially different from the Financial Statements (as defined in Section 2.03(a)), provided the Financial Statements, in comparison with such audited financial statements, still present fairly the financial position and results of operations of Devise, with the exception of the proper accounting treatment for the Computer Associates contract. The audited financial statements shall be satisfactory to Intelispan. Intelispan shall reimburse Devise for the cost of such audit.

                  (e) No Material Adverse Change. Devise shall not have suffered or incurred any Material Adverse Change since December 31, 1999.

                  (f) Performance of Agreement. There shall not have been issued and be in effect any order of any court or tribunal of competent jurisdiction or governmental agency which in effect prohibits the performance of this Agreement or the Merger and the transactions contemplated hereby, or would impose limitations on the ability of Intelispan effectively to exercise and possess all the rights, privileges, immunities and franchises of Devise as of the Closing Date.

                  (g) Statutory Requirements; Litigation. All statutory requirements for the valid consummation by Intelispan, Acquisition and Devise of the transactions contemplated by this Agreement shall have been fulfilled; all authorizations, consents and approvals of all federal, state or local governmental agencies and authorities required to be obtained in order to permit consummation by Intelispan, Acquisition and Devise of the transactions contemplated by this Agreement and to permit the business presently carried on by Devise to continue unimpaired immediately following the Effective Date of the Merger shall have been obtained; between the date of this Agreement and the Effective Date of the Merger, no governmental agency, whether federal, state or local, shall have instituted (or threatened to institute either orally or in a writing directed to Devise or Intelispan) an investigation which is pending on the Effective Date of the Merger relating to the Merger and between the date of this Agreement and the Effective Date of the Merger no action or proceeding shall have been instituted or, to the Knowledge of Intelispan, shall have been threatened before a court or other governmental body or by any public authority to restrain or prohibit the transaction contemplated by this Agreement or to obtain damages in respect thereof.

                  (h) Opinion of Counsel of Devise. Intelispan shall have received from LeBoeuf, Lamb, Greene and MacRae, LLP, counsel to Devise, an opinion, dated the Closing Date, in form and substance satisfactory to Intelispan to the effect that (i) Devise is a corporation organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) Devise is qualified or licensed, as may be required, as a foreign corporation, and in good standing in each jurisdiction where the failure to do so would constitute a Material Adverse Change, (iii) Devise has the corporate power to carry on its business as now being conducted, (iv) the authorized capital stock of Devise is as set forth in Section 2.04 hereof, and that such issued shares have been authorized, are validly issued and outstanding, are fully paid and nonassessable, and that the issuance thereof has not violated any applicable federal or state securities laws and has been consistent with any pre-emptive rights of any Person, (v) to such counsel's Knowledge, Devise is not a party to or bound by any outstanding option or agreement to sell, issue or otherwise dispose of any capital stock of Devise, (vi) this Agreement has been duly executed and delivered by Devise and Ward and is the valid, binding and enforceable obligation of each such person (subject to equity principles of general application and to applicable bankruptcy, reorganization, insolvency and moratorium laws and other laws from time to time in effect affecting the enforcement of creditor's rights generally), and (vii) all corporate actions by the Board of Directors and shareholders of Devise required to authorize the Merger have been taken. In rendering such opinion such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, as to matters of fact, upon certificates of state officials and of corporate officers of Devise, provided the extent of such reliance is specified in such opinion.

                  (i) Articles of Merger. Devise shall have delivered to Intelispan a duly executed copy of the Articles of Merger.

                  (j) Employment/Noncompetition Arrangements. Robert Russoti, Mark Smialowicz, Peter Tan and David Schafran (the "Key Individuals") shall have executed a Noncompetition Agreement in the form attached hereto as Exhibit 5.01(i) and Intelispan shall be satisfied that all Key Individuals and substantially all of Devise's technical employees and subcontractors (for the purposes hereof, "substantially all" shall mean at least 80% of the current number) will continue in their current capacities for terms satisfactory to Intelispan and Devise, unless such departures result directly from Intelispan's statements inconsistent with the retention of the Devise employees or Intelispan actions or requests. Ward and all of the Key Individuals shall have agreed to employment arrangements with Intelispan that are mutually agreeable to Intelispan and such individual.

                  (k) [Left blank].

                  (l) Minute Books and Stock Ledgers. Devise shall have delivered to Intelispan the minute books and stock ledgers for Devise.

                  (m) Convertible Notes. Devise shall have provided Intelispan with satisfactory evidence that at least five days prior to the Closing Date, Devise provided each holder of the Convertible 10% Notes dated ______ (the "Convertible Notes") with proper notification that Devise is converting the Convertible Notes into common stock of Devise at the Closing and that no holder has notified Devise of a legal objection to such conversion.

                  (n) Number of Shareholders. There shall be no more than 35 shareholders of Devise common stock.

                  (o) Dissenting Shareholders. No Devise shareholder shall exercise any right to dissent to this transaction to obtain the cash value of his shares, unless the consideration due to such shareholders in respect of their dissenter's rights does not exceed, in the aggregate, $100,000; in any case where such amount is or may be exceeded, Devise, Ward and Intelispan shall attempt to negotiate, in good faith, an acceptable arrangement, pursuant to which, the merger may proceed.

                  (p) Shareholder Consent On Rollback. All Devise shareholders, directors and other required parties shall have signed an agreement, approved in form by Intelispan in its reasonable discretion, whereby each Devise shareholder shall release and discharge Devise and Ward from all manner of claims, liabilities, actions, causes of action or suits, at law or in equity which such shareholder ever had, now has, or hereafter can, shall, or may have against those parties with respect to (i) any breach of Article Fourth of the Company's Certificate of Incorporation, (ii) any breach of Article III of the Company's Bylaws, or (iii) any violation of Section 702 of the New York Business Corporation Law.

                  (q) Shareholder Subscription Agreement. Each Devise shareholder shall have signed a subscription agreement provided by Intelispan covering the offer of Intelispan Common Stock as part of the Merger.

         5.02 Conditions of Obligation of Devise. The obligation of Devise to effect the Merger shall be subject to the following conditions:

                  (a) Intelispan and Acquisition Boards of Directors Approvals. Each of Intelispan and Acquisition shall have furnished Devise with certified copies of resolutions duly adopted by its Board of Directors and of the shareholder of Acquisition authorizing all necessary and proper corporate action to enable Intelispan and Acquisition to comply with the terms of this Agreement and approving the execution and delivery to Devise of this Agreement. Intelispan shall also furnish an Incumbency Certificate for the appropriate officers of Intelispan.

                  (b) Representations and Warranties of Intelispan and Acquisition to be True. Except to the extent waived hereunder, (i) the representations and warranties of Intelispan and Acquisition herein contained shall be true on the Closing Date with the same effect as though made at such time as if none of such representations and warranties contained any qualifications as to materiality or the absence of a Material Adverse Change; provided, however, notwithstanding the foregoing this condition shall be deemed to be satisfied if all breaches of such representations and warranties do not cumulatively constitute a Material Adverse Change; and (ii) Intelispan and Acquisition shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Date of the Merger. Intelispan and Acquisition shall each have delivered to Devise certificates, dated the Effective Date of the Merger and signed by their respective Presidents as to both of the aforementioned effects. Notwithstanding the foregoing, Devise shall not rely on this Section 5.02(b) to excuse its performance hereunder unless: (i) Devise shall have given Intelispan written notice of any breach of covenants and Intelispan fails to cure such breach within a reasonable time (but not more than ten days) after receipt of such notice, and (ii) the breach of representations, warranties or covenants will constitute a Material Adverse Change with respect to Intelispan.

                  (c) Third Party Consents. Intelispan shall have obtained consents to the transactions contemplated by this Agreement to the extent required from persons which are parties to material contracts with Intelispan except to the extent the failure to obtain one or more consents would not cause a Material Adverse Change to Intelispan.

                  (d) Performance of Agreement. There shall not have been issued and be in effect any order of any court or tribunal of competent jurisdiction or governmental agency which in effect prohibits the performance of this Agreement or the Merger and the transactions contemplated hereby, or would impose limitations on the ability of Devise's shareholders and Ward effectively to exercise and possess all the rights, privileges, immunities and franchises of shareholders of Intelispan (except as otherwise expressly set forth herein) or of Ward effectively to exercise those rights and privileges accorded to him in his employment arrangement, in each case, from and after the Closing Date.

                  (e) Opinion of Counsel of Intelispan. Devise shall have received from Ellis, Funk, Goldberg, Labovitz & Dokson, P.C., counsel to Intelispan, an opinion, dated the Closing Date, in form and substance satisfactory to Devise to the effect that (i) each of Intelispan and Acquisition is a corporation duly organized and validly existing and in good standing under the laws of its state of incorporation, (ii) Intelispan has the corporate power to carry on its business as now being conducted, (iii) the shares of Intelispan Common Stock for which the shares of Devise Common Stock are to be exchanged pursuant to the Merger have been duly authorized and, immediately after the Effective Date of the Merger, will be duly and validly issued and will be fully paid and nonassessable, and, provided that Devise supplies Intelispan with reasonably satisfactory representations with respect to the identity of each shareholder of Devise, his state of residence and accredited investor status, and that Ward shall serve as purchaser representative for any unaccredited shareholders, that such issuance shall not violate any state or federal securities laws or contravene the pre-emptive rights of any person, (iv) this Agreement has been duly executed and delivered by Intelispan and Acquisition and this Agreement is the valid, binding and enforceable (subject to equity principles of general application and to bankruptcy, reorganization, insolvency and moratorium laws and other laws from time to time in effect affecting the enforcement of creditors' rights generally and no opinion shall be required with respect to the enforceability of any liquidated damage provision contained herein) obligation of Intelispan and Acquisition, and (v) all corporate action by the Boards of Directors of Intelispan and Acquisition required to authorize the Merger has been taken, and each of Intelispan and Acquisition has the corporate power to effect the Merger provided for in this Agreement. In rendering such opinion such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, as to matters of fact, upon certificates of state officials and of corporate officers of Intelispan, provided the extent of such reliance is specified in such opinion.

                  (f) Employment Arrangement. Intelispan shall have entered into an employment arrangement with Ward and the Key Individuals satisfactory to each of them.

                  (g) Articles of Merger. Acquisition shall have delivered to Devise a duly executed copy of the Articles of Merger.

                  (h) Statutory Requirements; Litigation. All statutory requirements for the valid consummation by Intelispan, Acquisition and Devise of the transactions contemplated by this Agreement shall have been fulfilled; all authorizations, consents and approvals of all federal, state or local governmental agencies and authorities required to be obtained in order to permit consummation by Intelispan, Acquisition and Devise of the transactions contemplated by this Agreement and to permit the business presently carried on by Intelispan to continue unimpaired immediately following the Effective Date of the Merger shall have been obtained; between the date of this Agreement and the Effective Date of the Merger, no governmental agency, whether federal, state or local, shall have instituted (or threatened to institute either orally or in a writing directed to Devise or Intelispan) an investigation which is pending on the Effective Date of the Merger relating to the Merger and between the date of this Agreement and the Effective Date of the Merger no action or proceeding shall have been instituted or, to the Knowledge of Intelispan, shall have been threatened before a court or other governmental body or by any public authority to restrain or prohibit the transaction contemplated by this Agreement or to obtain damages in respect thereof.

                  (i) No Material Adverse Change. Intelispan shall not have suffered or incurred any Material Adverse Change since May 15, 2000.


         5.03 Termination of Agreement and Abandonment of Merger. Anything herein to the contrary notwithstanding, this Agreement and the Merger contemplated hereby may be terminated at any time before the Effective Date of the Merger, whether before or after approval of this Agreement by the stockholders of Devise, as follows, and in no other manner:

                  (a) Mutual Consent. By mutual consent of the Boards of Directors of Intelispan and Devise.

                  (b) Conditions of Devise Not Met. By the Board of Directors of Intelispan if, by June 30, 2000, or such later date as may be determined by mutual agreement of Intelispan and Devise, the conditions set forth in Section
5.01 of this Agreement shall not have been met (or waived as provided in Article XI of this Agreement).

                  (c) Conditions of Intelispan Not Met. By the Board of Directors of Devise or by Ward if, by June 30, 2000, or such later date as may be determined by mutual agreement of Intelispan and Devise, the conditions set forth in Section 5.02 of this Agreement shall not have been met (or waived as provided in Article XI of this Agreement).

         5.04 Break-up fee to Intelispan.

                  (a) In the event Intelispan is ready, willing and able to consummate the Merger, but Devise shall fail to consummate the Merger after all of the conditions to Devise's performance as set forth in Section 5.02 hereof shall have been satisfied or shall have been waived by Devise, then Devise shall pay to Intelispan upon its demand therefor, in immediately available funds, Two Hundred Thousand Dollars ($200,000) as a break-up fee and not as a penalty.

                  (b) In the event Intelispan shall elect not to consummate the Merger as a result of Devise's failure to comply in all material respects with all material covenants required to be performed by Devise as provided in Article IV of this Agreement prior to the Effective Date of Merger, then Devise shall pay to Intelispan upon its demand therefor, in immediately available funds, Two Hundred Thousand Dollars ($200,000) as a break-up fee and not as a penalty.

                  (c) The parties acknowledge and agree that the break-up fee payable pursuant to this Section is the sole remedy for breach of this Agreement.

         5.05 Break-up fee to Devise.

                  (a) In the event Devise is ready, willing and able to consummate the Merger, but Intelispan shall fail to consummate the Merger after all of the conditions to Intelispan's performance as set forth in Section 5.01 hereof shall have been satisfied or shall have been waived by Intelispan, then Intelispan shall pay to Devise upon its demand therefor, in immediately available funds, Two Hundred Thousand Dollars ($200,000) as a break-up fee and not as a penalty.

                  (b) In the event Devise shall elect not to consummate the Merger as a result of Intelispan's failure to comply in all material respects with all material covenants required to be performed by Intelispan as provided in Article IV of this Agreement prior to the Effective Date of Merger, then Intelispan shall pay to Devise upon its demand therefor, in immediately available funds, Two Hundred Thousand Dollars ($200,000) as a break-up fee and not as a penalty.

                  (c) The parties acknowledge and agree that the break-up fee payable pursuant to this Section is the sole remedy for breach of this Agreement.


                                   ARTICLE VI

                                   THE MERGER

         6.01 The Merger Price.

                  (a) The Merger Price shall be Seven Million Four Hundred Thousand Dollars ($7,400,000). Upon the Effective Date of the Merger, holders of Devise Common Stock shall be entitled to receive the portion of the Merger Price to which each is entitled pursuant to Section 6.05 below. The Merger Price shall be paid Four Hundred Thousand Dollars in cash at closing with the balance of the Merger Price payable in the form of Intelispan Common Stock. The total number of shares of Intelispan Common Stock to be issued to the shareholders of Devise in the Merger shall be 2,970,824, which equals $7,000,000 divided by the "Average Intelispan Price" of $2.35625. The Average Intelispan Price is equal to the average closing price for Intelispan Common Stock during the ten (10) trading days ending on June 7, 2000, as reported on the OTCBB.

                  (b) Additional consideration shall be payable to the Devise shareholders (which shall also constitute part of the Merger Price) if at any time during which a portion of the Merger Shares (as defined in Section 6.06) remain subject to lock-up pursuant to Section 6.06

(the Merger Shares remaining subject to the lock-up being referred to as the "Affected Shares") both: (i) Intelispan agrees to issue additional shares, warrants or other compensation ("Additional Compensation") to a third party in connection with a financing or acquisition, and (ii) Intelispan is required to pay the Additional Compensation as a result of the price for Intelispan Common Stock falling below a pre-defined level. The additional consideration, if any, shall be payable with respect to the Affected Shares on a pro rata basis, but only so long as such Affected Shares remain under the lock-up pursuant to
Section 6.06 at the time the Additional Compensation is due and only if the average closing price of Intelispan Common Stock for a ten (10) trading day period falls below the percentage of the Average Intelispan Price (as determined pursuant to Section 6.01(a) above) equal to the percentage decline in stock price that would trigger the payment of the Additional Compensation in the third party financing. The additional consideration, if any, payable to the holders of the Affected Shares shall be equal (in shares or dollar value) to the same percentage as the Additional Compensation bears to the original number of shares or dollar value in the subsequent third party financing. By way of example, assume that Intelispan issues 10,000,000 shares at $5.00 per share in a public offering and as part of the offering agrees to issue an additional 1,000,000 shares (10% of the shares involved in the offering) if the price of Intelispan Common Stock falls below $3.00 per share during a period specified in the public offering (which decline to $3.00 per share is equal to 60% of the issuance price). If the Average Intelispan Price is $4.00 per share, then additional consideration would be payable with respect to the Affected Shares only if the stock price for Intelispan Common Stock falls below 60% x $4.00 = $2.40 for a 10 trading day period. If the Affected Shares were then 595,000 shares of Intelispan Common Stock, then an additional 59,500 shares of Intelispan Common Stock (10% of the number of Affected Shares) would be issued pursuant to this
Section 6.01(b).

         6.02 Escrow of Portion of Merger Price. [This section has been deleted].


         6.03 Merger. Devise and Acquisition (the "Constituent Corporations") shall be merged into a single corporation by Acquisition merging into and with Devise (the "Surviving Corporation"), which shall survive the Merger, pursuant to the provisions of the New York Business Corporation Law. Upon such Merger, the separate corporate existence of Acquisition shall cease and the Surviving Corporation shall become the owner, without transfer, of all rights and property of the Constituent Corporations, and the Surviving Corporation shall become subject to all the debts and liabilities of the Constituent Corporations in the same manner as if the Surviving Corporation had itself incurred them.

         6.04 Governance of Devise after Merger.

                  (a) On the Effective Date of the Merger, the Certificate of Incorporation of Devise, as amended, shall be the Certificate of Incorporation of the Surviving Corporation.

                  (b) On the Effective Date of the Merger, the bylaws of Devise, as in effect on the Effective Date of the Merger, shall become the bylaws of the Surviving Corporation until they shall thereafter be duly amended.

                  (c) On the Effective Date of the Merger, the Directors of Devise shall be Travis Lee Provow, William Ward and James D. Shook, and the officers of Devise shall be President - Travis Lee Provow, Secretary - James D. Shook and Treasurer - Scot A. Brands until their successors are elected and qualified in accordance with the terms of the bylaws of the Surviving Corporation.

         6.05 Exchange of Shares.

                  (a) On the Effective Date of the Merger, the then issued and outstanding shares of Common Stock of Acquisition shall be converted into issued and outstanding shares of Common Stock of the Surviving Corporation in an amount equal to the number of shares of Common Stock of Devise theretofore outstanding.

                  (b) On the Effective Date of the Merger, each of the then issued and outstanding shares of Devise Common Stock shall be converted into the right to receive the Merger Price divided by the number of shares of Devise then outstanding, i.e. each share of Devise Common Stock shall be converted to 25,079 shares of Intelispan Common Stock and a cash payment totaling $3376.72. Thereafter, shares of Devise theretofore outstanding shall no longer represent any ownership in the Surviving Corporation. Fractional shares shall be rounded up with the aggregate increase being subtracted from Ward's allocation.

                  (c) After the Effective Date of the Merger, each holder of shares of certificates representing Devise Common Stock which have been converted into Intelispan Common Stock pursuant to paragraph (b) above shall be entitled to receive upon the surrender of such certificates a certificate or certificates representing the number of shares of Intelispan Common Stock to which such stockholder is entitled as provided by paragraph (b) above. Until such time as Devise Common Stock certificates are presented, surrendered and exchanged, each such certificate of Devise Common Stock shall be deemed for all purposes to evidence ownership of the number of shares of Intelispan Common Stock into which they shall have been converted pursuant to the Merger. If shareholders cannot produce such Certificates, an instrument of loss of certificate with the shareholder indemnifying Intelispan in case Intelispan suffers a loss therefrom shall be acceptable.

                  (d) Prior to receipt of any of the Intelispan Common Stock to which a stockholder of Devise is entitled, such Devise stockholder shall represent and warrant to Intelispan as follows: (i) that he is acquiring the Intelispan Common Stock for investment for his own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof; (ii) that he understands that the Intelispan Common Stock has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Devise stockholder's representations as expressed herein; and (iii) that he acknowledges that the Intelispan Common Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.

         6.06 Lock-up of Intelispan Shares. The shares of Intelispan Common Stock to be issued to Ward and the Key Individuals shall be subject to a lock-up such that Ward and the Key Individuals and their successors and assigns shall not be entitled to sell, transfer, pledge, encumber or otherwise dispose of (referred to as a "transfer") the shares of Intelispan Common Stock received by such shareholder under this Agreement (referred to as each such shareholder's "Merger Shares") without Intelispan's written consent except to the following extent and subject to applicable securities laws: (i) no Merger Shares shall be transferred prior to the first anniversary of the Closing Date; (ii) up to thirty-three percent (33%) of the Merger Shares of each Devise shareholder may be transferred after the first anniversary of the Closing Date; (iii) up to sixty-six percent (66%) of the Merger Shares of each Devise shareholder may be transferred after the second anniversary; and (iv) all Merger Shares may be transferred after the third anniversary of the Closing Date. All Merger Shares shall bear a restrictive legend referring to the lock-up required by this Section. If Intelispan is acquired during the lockup period, this lockup shall be modified to substantially match any lockup required by such acquiror from other significant shareholders and/or senior management; provided that if the terms are more adverse, approval from Ward and each Key Individual must be obtained.


                                   ARTICLE VII

                                OTHER AGREEMENTS

         7.01 Press Releases. Each party must obtain the consent of the other party hereto before publishing, releasing or otherwise disseminating to the public any information, publicity or statements concerning this Agreement, the Merger or any of the transactions herein contemplated. If such disclosure is required by law, consent shall not be required but the party issuing such release shall consult with the other party prior to issuance.

         7.02 Tax Treatment. Each of Intelispan and Devise will use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code. Neither party nor any affiliate shall take any action that would cause the Merger not to qualify as a reorganization under Section 368(a) except to the extent that such action is specifically contemplated by this Agreement.


                                  ARTICLE VIII

                            NONCOMPETITION AGREEMENTS

         8.01 Definitions. For purposes of this Agreement, the following terms and provisions shall have the following meanings:

                  (a) "Prohibited Geographic Area" shall mean the United States.

                  (b) "Prohibited Time Period" shall mean the period beginning on the date of execution hereof and ending on the date that is the later of (i) one (1) year after the termination of Ward's employment with Intelispan, or (ii) two (2) years after the Closing Date.

                  (c) "Prohibited Business" shall mean the business conducted by Devise prior to its acquisition by Intelispan, which is defined as consulting, designing, building and servicing computer networks and systems and providing managed network services.

                  (d) "Prohibited Party" shall mean all customers, strategic partners, suppliers or prospective customers, strategic partners or suppliers of Devise who (a) have engaged in any transaction or otherwise contracted with Devise during the two (2) year period ending on the date as of which a determination is being made as to who is a Prohibited Party, or (b) have been solicited as potential customers, strategic partners or suppliers of Devise at a meeting held at any time during the one (1) year period ending on the date as of which a determination is being made as to who is a Prohibited Party. The date for determination of Prohibited Party status shall be the date of Ward's termination of employment with Intelispan.

                  (e) "Prohibited Employee" means any employee, independent contractor or consultant of Intelispan who worked for Intelispan at any time within six (6) months prior to the date of determination as defined in 8.01(d) above.

         8.02 Noncompetition Agreement.

                  (a) Ward agrees that during the Prohibited Time Period, he shall not, for any reason, without the prior written consent of Intelispan, on his own behalf or in the service or on behalf of others, participate, whether as an owner, stockholder (provided such holdings exceed a 5% equity participation), partner, employee, consultant, agent or independent contractor, in any entity involved in the Prohibited Business in the Prohibited Geographic Area.

                  (b) During the Prohibited Time Period, Ward shall not, either directly or indirectly, on his own behalf or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, any Prohibited Party, for the purpose of either: (i) providing services or products in competition with the services or products or planned services or products of Intelispan at the time of termination or (ii) entering into a transaction with such Prohibited Party as a result of which the Prohibited Party does, or is likely to, reduce the amount of business between the Prohibited Party and Intelispan.

                  (c) Ward agrees that during the Prohibited Time Period, Ward will not, directly or indirectly, on Ward's own behalf or in the service of or on behalf of others, request or induce any Prohibited Employee to terminate that person's employment or relationship with Intelispan in order to accept employment with any other person that is or plans to engage in a Prohibited Business.

         8.03 Rights Upon Termination of Ward Employment.

                  (a) If Intelispan terminates Ward's employment during the first year after Closing with "Cause" as defined below, or if Ward terminates his employment with Intelispan during the first year after Closing, then of the total number of the shares paid to Ward as merger compensation (the "Ward Shares"), one-third shall be subject to the Repurchase Right (as defined below), one-third of the Ward Shares shall be subject to the lockup restrictions on stock transfers pursuant to Section 6.06 ("Lockup") for two years after such termination, and one-third of the Ward Shares shall be subject to Lockup for three years after such termination.

                  (b) If Intelispan terminates Ward's employment during the second year after Closing with "Cause" as defined below, or if Ward terminates his employment with Intelispan during the second year after Closing, then one-third of the Ward Shares shall be subject to Lockup for three years after Closing and the balance of the Ward Shares shall be released from Lockup.

                  (c) If Intelispan terminates Ward's employment during the first year or second year after closing without "Cause" as defined below, then Ward shall specify the number of the Ward Shares subject to the Repurchase Right and the Ward Shares shall be released from Lockup.

                  (d) "Repurchase Right". Upon written request from Ward made within 90 days after a termination giving rise to a Repurchase Right (the "Election"), Intelispan shall, at its option made within 10 business days thereafter, either: (a) repurchase such Shares at the Repurchase Price or (b) provided the Repurchase Price is greater than the Average Intelispan Price, use its best efforts to register such Shares for resale within sixty (60) days after the Election. If such Shares are not registered for resale within ninety (90) days after the Election, Intelispan must then elect option (a), above and repurchase such Shares at the Repurchase Price. The election under this Section 8.03(d) may be made by Ward only one time.

                  (e) "Repurchase Price" is the greater of: (i) eighty percent of the Average Intelispan Price as defined in Section 6.01 (at the Closing) and
(ii) seventy-five percent of the closing price of Intelispan common stock on the date of the Election.

                  (f) For purposes of this Article VIII, "Cause" shall be defined as: (i) unexcused, chronic absenteeism (excluding absenteeism for legitimate health-related reasons or for approved vacation), (ii) intentional or gross malpractice or misconduct resulting in material damage to Intelispan,
(iii) gross avoidance of job duties, (iv) gross and significant insubordination resulting in a material adverse effect on the Intelispan business unit managed by Ward, or (v) a felony conviction that relates to or reflects negatively upon Ward's ability to discharge his duties as a senior management level employee.

         8.04 The parties hereto acknowledge and agree that (i) the covenants contained in Section 8.02 are reasonably necessary to protect the interest of Intelispan in whose favor said covenants are imposed; (ii) the restrictions imposed by Section 8.02 are not greater than are necessary for the protection of Intelispan in light of the substantial harm that Intelispan will suffer should Ward breach any such covenant; (iii) the period of restriction and geographical area of restriction contained in Section 8.02 are fair and reasonable in that they are reasonably required for the protection of Intelispan; (iv) the nature, kind and character of the activities Ward is prohibited to engage in as described in Section 8.02 are reasonable and necessary to protect Intelispan and shall not be interpreted or construed as prohibiting Ward from rendering any other services or performing any other activities not referenced therein, and
(v) the covenants and agreements of Ward contained in Section 8.02 have been specifically negotiated by the parties and are material inducements to Intelispan to enter into this Agreement, and, but for such covenants made by Ward herein, Intelispan would not have entered into this Agreement.

         8.05 Ward acknowledges and agrees that the covenants and agreements contained in Section 8.02 of this Agreement are made by him in consequence of and as a specific inducement to Intelispan to enter into this Agreement and to protect and preserve the benefit of this Agreement to Intelispan; that each of the covenants contained in Section 8.02 is reasonable and necessary to protect and preserve the benefits received by Intelispan under this Agreement; irreparable loss and damage is likely to be suffered by Intelispan should Ward breach any of such covenants and agreements; each of such covenants and agreements is separate, distinct and severable; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement; and that, in addition to other remedies available to it, Intelispan shall be entitled to both temporary and permanent injunctions to prevent a breach or contemplated breach by Ward of any of such covenants or agreements.

         8.06 If the provisions of Section 8.02 should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitation permitted by applicable law.

         8.07 The covenants and agreements on the part of Ward contained in
Section 8.02 shall be construed as agreements independent of any other agreement between Intelispan and Ward excluding Intelispan's obligations to pay to Ward the Merger Price. The existence of any other claim or cause of action of Ward against Intelispan, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Intelispan of each of such covenants and agreements.

         8.08 Nothing contained in this Article VIII shall restrict Ward from being a less than 5% stockholder of any corporation that directly or indirectly competes with Intelispan provided the stock of such competing corporation is publicly held and listed on a regional or national stock exchange and provided that Ward does not provide services or counsel to such corporation in any capacity.

                                   ARTICLE IX

                             INDEMNIFICATION BY WARD

         9.01 Agreement to Indemnify. Subject to the terms and conditions of this Article IX, Ward agrees to indemnify, defend and hold Intelispan harmless, on demand from and against any and all demands, claims, actions, causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation interest, penalties and reasonable attorneys' fees and expenses, asserted against, imposed upon or incurred by Intelispan by reason of, or resulting from or in connection with a breach of any representation or warranty made by, or covenant of, or other agreements or obligations of Devise or Ward which is contained in, or made pursuant to, this Agreement.

         9.02 Amount Uncertain. The fact that the amount of indemnification cannot be determined or established at the time written notice or demand is given hereunder to Ward shall not limit or affect the right of Intelispan to obtain full indemnification to the extent provided herein.

         9.03 Condition to Indemnification. As a condition to indemnification hereunder, Intelispan shall be required to provide the Ward with written notice of the circumstances resulting in the claim for indemnification, which notice shall be given promptly after first obtaining actual knowledge thereof and in no event may Intelispan initiate a claim for indemnification more than six (6) months after first obtaining actual knowledge thereof.

         9.04 Limitations on Indemnification Amounts. Except in the case of fraud or bad faith in connection with a representation or warranty of Devise or Ward, or a willful breach of any covenant contained herein of Devise or Ward, the liability by Ward under this Article IX shall be limited to that portion of the Merger Price paid to Ward under Section 6.01. Further, Intelispan shall not be entitled to make a claim under this Article IX unless such claim is reasonably anticipated to be at least $75,000 or consists of multiple claims aggregating to more than $100,000.


                                  ARTICLE IX-A

                          INDEMNIFICATION BY INTELISPAN

         9A.01 Agreement to Indemnify. Subject to the terms and conditions of this Article IX-A, Intelispan agrees to indemnify, defend and hold Ward and the Devise Shareholders harmless, on demand from and against any and all demands, claims, actions, causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation interest, penalties and reasonable attorneys' fees and expenses, asserted against, imposed upon or incurred by Ward and the Devise Shareholders by reason of, or resulting from or in connection with a breach of any representation or warranty made by, or covenant of, or other agreements or obligations of Intelispan or Acquisition which is contained in, or made pursuant to, this Agreement

         9A.02 Amount Uncertain. The fact that the amount of indemnification cannot be determined or established at the time written notice or demand is given hereunder to Intelispan shall not limit or affect the right of Intelispan to obtain full indemnification to the extent provided herein.

         9A.03 Condition to Indemnification. As a condition to indemnification hereunder, Ward and/or the Devise Shareholders shall be required to provide Intelispan with written notice of the circumstances resulting in the claim for indemnification, which notice shall be given promptly after first obtaining actual knowledge thereof and in no event may Ward or the Devise Shareholders initiate a claim for indemnification more than six (6) months after first obtaining actual knowledge thereof.

         9A.04 Limitations on Indemnification Amounts. Except in the case of fraud or bad faith in connection with a representation or warranty of Intelispan, or a willful breach of any covenant contained herein of Intelispan, the liability by Intelispan to Ward under this Article IXA shall be limited to that portion of the Merger Price paid to Ward under Section 6.01; and the liability by Intelispan to the other Devise Shareholders shall be limited to that portion of the Merger Price paid to such shareholders under Section 6.01. Further, Ward and the Devise Shareholders shall not be entitled to make a claim under this Article IX-A unless such claim is reasonably anticipated to be at least $75,000 or consists of multiple claims aggregating to more than $100,000.


                                    ARTICLE X

                                    SURVIVAL

         Any implication in this Agreement to the contrary notwithstanding, all written statements contained in any Exhibit, document, certificate, memorandum or other instrument delivered by or on behalf of Devise or Ward, as the case may be, pursuant hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties hereunder by Devise or Ward (as the case may be). The representations, warranties and agreements made by the parties hereto shall survive consummation of the transactions contemplated hereby for one year. Any inspection or audit by Intelispan of the properties, financial condition, books, records or other matters relating to Devise or its business shall not limit, affect or impair the ability of Intelispan to rely, before or after the date hereof, upon the representations, warranties and agreements of Devise or Ward (as the case may be) set forth herein. Notwithstanding the foregoing, if either party has Knowledge that any representation or warranty is misleading or false at the Closing, such representation or warranty shall thereby be waived by such party.

                                   ARTICLE XI

                      TERMINATION AND WAIVER OF CONDITIONS

         11.01 Termination. Except as provided in Sections 5.04 and 5.05 and except for any damages resulting from the breach of this Agreement by any party, in the event that this Agreement shall be terminated by a party as permitted by
Section 5.03 hereof, all further obligations of the parties hereto under this Agreement shall terminate without further liability of any party to another and each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel.

         11.02 Waiver. If any of the conditions specified in Section 5.01 hereof have not been satisfied, Intelispan may nevertheless, at the election of Intelispan, proceed with the transactions contemplated hereby and, if any of the conditions specified in Section 5.02 hereof has not been satisfied, Devise may nevertheless, at its election, proceed with the transactions contemplated hereby. Any such election to proceed shall be evidenced by a certificate executed on behalf of the electing party by its President.

         11.03 Confidentiality. In the event of the termination of the transactions contemplated by this Agreement, all information acquired by either Intelispan or Devise shall be held in the strictest of confidence if not public information, and neither party shall use such information to the disadvantage of the other.
                                   ARTICLE XII

                                   DEFINITIONS


         12.01 Certain Definitions. For all purposes of this Agreement, the following terms shall have the meanings indicated below:

                  "Affiliate" of any Person means any Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

                  "Benefit Plan" means each plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including, without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA and each "multi-employer plan" within the meaning of
Section 3(37) or 4001(a)(3) of ERISA.

                  "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "Company Benefit Plan" means each Benefit Plan (other than an Employee Agreement) which is now or previously has been sponsored, maintained, contributed to, or required to be contributed to, or with respect to which any withdrawal liability (within the meaning of Section 4201 of ERISA) has been incurred, by Devise for the benefit of any Employee, and pursuant to which Devise has or may have any liability, contingent or otherwise.

                  "Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

                  "Employee" means each current, or former employee, or any employee who retired after March 1, 2000, and each officer, consultant, independent contractor, agent or director of Devise.

                  "Employee Agreement" means each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract between Devise and any Employee pursuant to which Devise has or may have any liability, contingent or otherwise, excluding employee benefit plans.

                  "Environmental Law" means any Law concerning a release into any part of the natural environment, or activities that might result in damage to the natural environment, or any Law that is concerned in whole or in part with the natural environment and with protecting or improving the quality of the natural environment and protecting public and Employee health and safety and includes, but is not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C.
Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.
Section 136 et seq.) as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and any and all analogous state or local statutes, and the regulations promulgated pursuant thereto, and any and all treaties, conventions and environmental public and employee health and safety statutes and regulations or analogous requirements of non-United States jurisdictions in which Devise conducts any business.

                  "Environmental Permit" means any Permit, variance, registration, or permission required under any applicable Environmental Laws.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and any regulations promulgated or proposed thereunder.

                  "Facility" means real property owned, leased or operated by Devise.

                  "GAAP" means generally accepted accounting principles, as in effect in the United States.

                  "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

                  "Knowledge" Wherever in this Agreement any representation or warranty is expressed in the terms of "knowledge" or "to the best of its knowledge" of Devise, Ward or Intelispan, such knowledge shall be deemed to refer to matters which the respective officers and directors of Devise or Intelispan, or of Ward, as the case may be, knew or should have known after diligent inquiry.

                  "Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.

                  "Legal Proceeding" means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

                  "Lien" means any lien, pledge, hypothecation, levy, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, or other real estate declaration, covenant, condition, restriction or servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

                  "Material Adverse Change" means, with respect to any Person, any event, condition, development or effect which, individually or in the aggregate, shall have had, or insofar as can reasonably be foreseen will have, a material adverse effect on the business, operations, assets, liabilities or condition (financial or otherwise) or prospects of a Person and its Subsidiaries (if applicable) taken as a whole.

                  "Material default" means a default which could reasonably be expected to result in a Material Adverse Change.

                  "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

                  "Permits" means any approvals, authorizations, consents, licenses, permits or certificates by any Governmental Body.

                  "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

                  "Representatives" of a Person means its officers, directors, Employees, agents, legal advisors and accountants.

                  "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

                  "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.


                                  ARTICLE XIII

                                     GENERAL

         13.01 Amendments. This Agreement and the form of any exhibit attached hereto may be amended in writing by the parties hereto before or after the meeting of shareholders referred to in Section 4.03 hereof at any time prior to the Effective Date of the Merger.

         13.02 Exhibits. Each Exhibit described in this Agreement has been delivered simultaneously with the execution and pursuant to the terms of this Agreement. Any information supplied to either party in writing between the date hereof and the Closing Date if accepted by either party shall be made a part of the Exhibits hereto and be deemed to have been disclosed to the other party for all purposes of this Agreement.

         13.03 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of New York without reference to its conflict of law provisions.

         13.04 Notices. All notices hereunder shall be deemed given if in writing and delivered personally or sent by telecopy (with written evidence of receipt), telegram, registered mail or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

                  (a)      If to Intelispan or Acquisition, to:

                           1720 Windward Concourse, Suite 100
                           Alpharetta, Georgia 30005
                           Attn: General Counsel
                           Fax: (678) 256-0301

                           With a copy to:

                           Ellis, Funk, Goldberg, Labovitz & Dokson, P.C. 3490 Piedmont Road, Suite 400
                           Atlanta, Georgia   30305
                           Attn:  Robert B. Goldberg
                           Fax:  (404) 233-2188

                  (b)      If to Devise or Ward, to:

                           Devise Associates, Inc.
                           880 Third Avenue
                           New York, NY 10022
                           Attn:  Mr. William D. Ward
                           Fax: (212) 355-5728

                           With a copy to:
                           LeBoeuf, Lamb, Greene and MacRae, LLP
                           125 West 55th Street
                           New York, NY 10019
                           Attn:  John A. Cole, Esq.
                           Fax:  (212) 424-8500


Any such notice or communication shall be deemed to have been given as of three days after posting, one day after next day delivery service or upon personal delivery or confirmed telecopy.

         13.05 No Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the other parties.

         13.06 Headings. The descriptive headings of the several Articles, Sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         13.07 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

         13.08 Entire Agreement. This Agreement and the exhibits hereto and other documents delivered or to be delivered pursuant hereto or incorporated by reference herein, taken together contain the entire agreement between the parties hereto concerning the transactions contemplated hereby and supersede all prior agreements or understandings, written or oral (specifically including but not limited to the Letter of Intent dated April 26, 2000, as amended) between the parties hereto relating to the subject matter hereof. No oral representation, agreement or understanding made by any party hereto shall be valid or binding upon such party or any other party hereto.

         13.09 Severability. It is mutually agreed that in the event any paragraph, subparagraph, section, subsection, sentence, clause or phrase hereof shall be construed as illegal, invalid or unenforceable for any reason, such determination shall in no manner affect the other paragraphs, subparagraphs, sections, subsections, sentences, clauses or phrases hereof which shall remain in full force and effect, as if the said paragraph, subparagraph, section, subsection, sentence, clause or phrase so construed as illegal, invalid or unenforceable were not originally a part hereof, and the enforceability hereof as a whole will not be affected. The parties hereby declare that they would have agreed to the remaining parts hereof if they had known that such parts hereof would be construed as illegal, invalid or unenforceable.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                             INTELISPAN, INC.

                                 /s/ James D. Shook
                             By: ______________________________________________
                                 James D. Shook, Vice President/General Counsel


                             INTELISPAN ACQUISITION, INC.

                                 /s/ James D. Shook
                             By: ______________________________________________
                                 James D. Shook, Secretary


                             DEVISE ASSOCIATES, INC.

                                 /s/ William D. Ward
                             By: ______________________________________________
                                 William D. Ward, President & CEO

                              /s/ William D. Ward
                             __________________________________________________
                             WILLIAM D. WARD, Individually


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